CONTACT:	FELDMAN MALL PROPERTIES, INC.
Larry Feldman
Chairman & Chief Executive Officer
-or-
Thomas E. Wirth
Executive Vice President, Chief Financial Officer
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FELDMAN MALL PROPERTIES, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

***

Conference Call to Discuss Results Will Be Held at 2:00 PM EST, Thursday, August 11, 2005
Dial in: (800)406-5356 or go to www.feldmanmall.com

GREAT NECK, N.Y.–August 11, 2005

RELEASE HIGHLIGHTS

•	Reports second quarter FFO of $0.21 per diluted share

•	Acquired the Northgate Mall located in Cincinnati, Ohio for $110.0 million

•	Acquired the Tallahassee Mall located in Tallahassee, Florida for $61.5 million

•	Entered into a $50.7 million first mortgage bridge loan collateralized by the Colonie Center Mall

Financial Results

Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $2.9 million, or $0.21 per diluted share, for the second quarter ended June 30, 2005. The Company’s net income for the three months ended June 30, 2005 was $205,000 or $0.02 per diluted share. The Company had 14.15 million weighted average common shares and operating partnership units outstanding during the quarter.

For the six months ended June 30, 2005, FFO totaled $5.4 million, or $0.38 per diluted share. The Company’s net income for the six months ended June 30, 2005 was $575,000 or $0.05 per diluted share. The Company had 13.93 million weighted average common shares and operating partnership units outstanding during the period.

Operating Results

Foothills Mall – Tucson, Arizona

Shop occupancy, excluding temporary tenants and anchor tenants, increased from 88.0% at June 30, 2004 to 95.0% at June 30, 2005. Including temporary tenants, shop occupancy as of June 30, 2004 was 95.2% versus 99.0% as of June 30, 2005.

Average same store shop sales, for shop tenants with less than 10,000 square feet, for the trailing twelve-month period ended June 30, 2005 increased 3.8% to $272 per square foot as compared to $262 per square foot for the twelve month period ended June 30, 2004. Average same store shop sales increased 6.5% for the six months ended June 30, 2005. Total shop sales increased 31.1% and 22.5% for the three and six months ended June 30, 2005 as compared to the same periods in 2004. Average shop rents per square foot, excluding temporary tenants, increased 2.2% to $18.49 at June 30, 2005 as compared to $18.09 at June 30, 2004.

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Harrisburg Mall – Harrisburg, Pennsylvania (Joint Venture Investment)

Shop occupancy, excluding temporary tenants and anchor tenants, increased from 64.7% at June 30, 2004 to 67.5% at June 30, 2005. Including temporary tenants, shop occupancy as of June 30, 2004 was 80.8% versus 85.2% as of June 30, 2005.

Average same store shop sales period for the twelve month period ended June 30, 2005 increased 4.4% to $243 per square foot as compared to $232 per square foot for the twelve month period ended June 30, 2004. Average same store shop sales increased 6.5% for the six months ended June 30, 2005 as compared to 2004. Total shop sales increased 2.6% and 6.5% for the three and six months ended June 30, 2005 as compared to the same periods in 2004. Average shop rents, excluding temporary tenants, increased to $20.76 per square foot at June 30, 2005 from $16.44 per square foot at June 30, 2004.

Colonie Center Mall – Albany, New York

Shop occupancy, excluding temporary tenants and anchor tenants, was 74.3% at June 30, 2005. Including temporary tenants, shop occupancy as of June 30, 2005 was 86.4%. Average shop sales were $248 per square foot for the twelve month period ended June 30, 2005. Average shop rents, excluding temporary tenants, were $18.28 per square foot at June 30, 2005.

Stratford Square Mall – Bloomingdale, Illinois

Shop occupancy, excluding temporary tenants and anchor tenants, was 64.6% at June 30, 2005. Including temporary tenants, the occupancy as of June 30, 2005 was 81.4%. Average shop sales were $271 per square foot for the twelve month period ended June 30, 2005. Average shop rents, excluding temporary tenants, were $21.64 per square foot at June 30, 2005.

Real Estate Activity

Tallahassee Mall – Tallahassee, Florida

On June 28, 2005, the Company announced the purchase of the Tallahassee Mall, a 963,000 square foot enclosed regional mall located in Tallahassee, the state capital of Florida. The purchase price of $61.5 million includes the assumption of the existing mortgage loan of approximately $45.8 million plus cash in the amount of approximately $16.2 million. The first mortgage being assumed bears interest at 8.60% and has a July 2009 maturity date. The property is subject to a long term ground lease that expires in the year 2063 (assuming the exercise of all extension options).

The Company has acquired all of the shop anchors and tenant square footage. The Mall's four major anchor tenants are AMC Theaters, the only 20-screen stadium seating theater in the Tallahassee market, Dillard's, Parisian and Burlington Coat Factory. In addition, the Tallahassee Mall contains a strong roster of seven "big box" junior anchor tenants: Old Navy, Sports Authority, Goody's, Ross Dress for Less, Shoe Carnival, Barnes & Noble and Guitar Center.

At June 30, 2005, the shop occupancy, excluding temporary and anchor tenants, was 72.3%. Including temporary tenants, the shop occupancy was 92.9%. The sales trends at Tallahassee Mall are positive with shop sales growing approximately 6.0% per annum and averaging about $328 per square foot. Average shop rents, excluding temporary tenants, were $14.52 per square foot at June 30, 2005.

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Northgate Mall – Cincinnati, Ohio

On July 12, 2005, the Company announced the purchase of the Northgate Mall, a 1.1 million square foot enclosed regional mall located in the northwest suburbs of Cincinnati, Ohio. The purchase price of $110.0 million includes the assumption of the existing mortgage loan in the approximate amount of $79.6 million plus cash in the amount of approximately $30.4 million dollars. The first mortgage being assumed bears interest at a fixed rate of 6.60% and has a November 2012 maturity date.

Northgate Mall, located in Colerain Township, features anchor tenants Macy's, Dillard's, Sears and JC Penney. Of the 1.1 million total square feet, approximately 577,000 square feet including the Macy's space are owned, with the remaining square footage belonging to the three other anchor tenants. Excluding anchor tenants and temporary tenants, the shop occupancy is 78.0%. Including temporary tenants the shop occupancy is 90.0%. Shop sales at Northgate Mall are currently about $300 per square foot.

Financing Activity

Bridge Loan Financing

During June 2005, the Company completed a $50.7 million six-month bridge financing collateralized by the Colonie Center Mall. The loan bears interest at a rate of LIBOR plus 140 basis points and matures in December 2005. The Company intends to re-finance the Colonie Center Mall with a three to five year first mortgage loan that will include a construction portion to the loan. The Company intends to replace the bridge loan financing prior to the maturity date with a first mortgage maturing in three to five years.

Harrisburg Refinancing

During July 2005, the Joint Venture which owns the Harrisburg Mall refinanced its first mortgage that increased the current mortgage from $43 million to $50.0 million and reduced the interest rate from LIBOR plus 2.5% to LIBOR plus 1.625% and the loan matures in 2008.

EARNINGS GUIDANCE

The Company’s second quarter FFO results of $0.21 per diluted share were at the high end of the Company’s previous guidance. Based on the completed acquisitions of Northgate and Tallahassee malls, the Company is guiding to a range of $0.27 to $0.29 per diluted share for the third quarter of 2005.

CONFERENCE CALL

The Company’s executive management team, led by Larry Feldman, Chief Executive Officer, will host a conference call and audio web cast on Thursday, August 11, 2005 at 2:00 p.m. EST to discuss the financial results. The conference call may be accessed by dialing (800) 406-5356. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.

A replay of the call will be available through September 16, 2005 via the Company’s web site.

NON-GAAP FINANCIAL MEASURES

Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

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The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.

In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided on page 6 of this release. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.

During the August 11, 2005 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used a non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 6 of this release.

*Financial Tables Attached

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company's website at www.feldmanmall.com.

The Company's portfolio, including non-owned anchor tenants, consists of six regional malls aggregating approximately 6.2 million square feet.

To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

Forward-looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. Theseassumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

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FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts In Thousands)	June 30, 2005	December 31, 2004

	(unaudited)
Assets:
Investments in real estate, net	$289,435	$143,653
Investment in unconsolidated real estate partnership	5,074	5,150
Cash and cash equivalents	45,734	15,607
Restricted cash	7,863	4,555
Rents, deferred rents and other receivables, net	4,174	1,921
Acquired lease rights, net	8,194	4,167
Acquired in-place lease value, net	17,078	11,504
Acquired below market ground lease	7,879	—
Deferred charges, net	2,515	675
Other assets	5,601	1,551

Total Assets	$393,547	$188,783

Liabilities and Stockholders' Equity:
Mortgages payable	$232,897	$54,750
Due to affiliates	9,071	12,941
Accounts payable, accrued expenses and other liabilities	8,769	7,862
Dividends and distributions payable	3,216	—
Acquired lease obligation, net	17,720	4,737

Total liabilities	271,673	80,290

Minority interest	13,249	13,962

Stockholders' Equity
Common stock	125	108
Additional paid-in capital	116,802	95,672
Unamortized deferred compensation expense	(1,609)	—
Distributions in excess of earnings	(6,880)	(1,249)
Accumulated other comprehensive income	187	—

Total stockholders' equity	108,625	94,531

Total Liabilities and Stockholders' Equity	$393,547	$188,783

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FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30,		June 30,

	2005	2004	2005	2004

	(The Company)	(The Predecessor)	(The Company)	(The Predecessor)
Revenue:
Rental	$6,630	$1,482	$12,580	$3,266
Tenant reimbursements	3,764	937	6,952	2,163
Management, leasing and development services	115	218	266	451
Interest and other income	343	13	626	195

Total Revenue	10,852	2,650	20,424	6,075

Expenses:
Rental property operating and maintenance	3,336	947	6,384	1,860
Real estate taxes	1,351	302	2,516	642
Interest	1,928	1,092	3,604	2,175
Depreciation and amortization	2,625	401	4,477	800
General and administrative	1,349	378	2,718	797

Total Expenses	10,589	3,120	19,699	6,274

Equity in (loss)/earnings of unconsolidated real estate partnership	(32)	165	(76)	247

Income before minority interest	231	(305)	649	48
Minority interest	26	(88)	74	96

Net Income (Loss)	$205	$(217)	$575	$(48)

Basic and diluted income per share	$0.02		$0.05

Basic weighted average common shares outstanding	12,409		12,268

Diluted weighted average common shares and common share equivalents outstanding	14,148		13,934

Funds From Operations (FFO) Calculation:
Net income	$205		$575

Add:
Minority interest	26		74
Depreciation and amortization	2,625		4,477
Joint venture FFO adjustment	148		312

Less:
Depreciation of non-real estate assets	(68)		(102)

FFO, diluted	$2,936		$5,336

FFO per share (diluted)	$0.21		$0.38

Ownership interests:
Weighted average REIT common shares for basic net income per share	12, 409		12,268
Weighted average common stock equivalents and partnership units	1,739		1,666

Weighted average shares and units outstanding	14,148		13,934

(A) – The 2004 results represents the operations of Feldman Equities of Arizona, LLC, the predecessor entity prior to the Company’s December 2004 initial public offering.